SIAM CITY BANK PUBLIC COMPANY LIMITED

                               Guarantee Contract

                                                             Made at Head Office

                                                                     21 May 2001


I, Mr. Viratana Suntaranond, aged 60 years, Thai race, Thai nationality, residing at No. 141-143-145, Soi Sukha 1, Wat Ratchabopit Sub-district, Phra Nakhon District, Bangkok Metropolis, and

I, Mr. Vichai Raksriaksorn, aged 43 years, Thai race, Thai nationality, residing at No. 20, Soi Sukhumvit 64, Bang Chak Sub-district, Phra Khanong District, Bangkok Metropolis,

hereinafter called the "Guarantors" agree to make this contract with Siam City Bank Public Company Limited, hereinafter called the "Bank" as evidence that :

1. Whereas the Bank has granted King Power Duty Fee Co., Ltd., hereinafter called the "Debtor," to borrow money or draw overdraft or create various debts such as opening letter of credit, making trust receipt, requesting for issuance of all kinds of letter of guarantee, aval of promissory notes, sale at a discount of promissory notes or transferable or non-transferable financial instruments, BIBF loan, or any other financial instrument or commercial instrument, or extension of credit facilities to the debtor in any form, or the debtor is liable to reimbursement to the Bank, for the total amount of Baht 310,000,000.00 (Three Hundred and Ten Million Baht), the Guarantors agree to guarantee performance of obligations, be it the existing credit facilities or liabilities or those to be incurred in the future, including the unpaid interest and compensation payment of the debtor, as well as accessories thereof which shall include transfer of the credit facilities and debt to other branch of the Bank.

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2.       If the  debtor  fails  to  perform  obligations  under  Clause 1 due to whatever reasons, or is subject to receivership by court order, becomes
         bankrupt,  dies,  becomes  incompetent  person,   disappears  from  the
         residence, or any circumstances causing the Bank to not receive performance of obligations under Clause 1, either in whole or in part, and whether it is due date according to the agreement or not, the Guarantors consent to be liable as joint debtor for performance of obligations according to such agreement forthwith.

3. If the Bank extends period of performance of obligations to the debtor or changes the condition of the debts in any case, including change of interest rate according to the Bank's procedure, with or without notifying the Guarantors, it shall be deemed that the Guarantors consent to the same on every occasion and shall not cite such extension or change or debt structuring as the reason for relieving the Guarantors' liabilities.

4. In case the debtor is in default or unable to perform the obligations, the Guarantors shall waive the right to demand the Bank to enforce payment from the debtor's property before demanding payment from the Guarantors, and shall not cite the debtor's defense that the Guarantors are not liable because prescription of such debt has expired for enforcement of payment from the debtor or the heir or the executor of the estate or the subrogee of rights and duties of the debtor, and shall waive the right to make a defense on the advantage of the time of beginning or the end of the debtor and that of the Guarantors, without prejudice to the right of the Bank to demand or enter an action against the debtor or the estate or the subrogee of rights and duties of the debtor to perform the obligations first, as the Bank deems appropriate. In this case, if the Bank has not received performance of obligations in full, the Guarantors consent that such action of the Bank shall be deemed for the benefit of the Guarantors, therefore the Guarantors agree to immediately pay the outstanding amount and shall reimburse all fees and expenses paid by the Bank in this regard whether the Bank has notified the Guarantors in advance or not and though not demanding or entering an action against the Guarantors jointly with the debtor or the estate or the subrogee or rights and duties of the debtor.

5. This guarantee shall bind the Guarantors completely though it may be cited that the debtor is an incompetent person or bankrupted or subject to receivership by court order, or entering into the agreement and creating the debt due to misunderstanding and whether the Guarantors

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         have  known  of such  incompetence  or  misunderstanding  or  not.  The
         Guarantors shall not be released from liabilities for the full amount due to the fact that the Bank has released other guarantor or liable person, or the Bank may take any action causing the Guarantors to not be able to subrogate, in whole in part, the rights of mortgage, pledge, preferential right or any right already given or may be given to the Bank prior to or at the time of making this guarantee contract.

6. The Guarantors agree that this guarantee contract shall be valid continuously, whereby the Guarantors shall be released from liabilities only after the debtor has performed the obligations or the Guarantors have performed the obligations on behalf of the debtor to the Bank accordingly, and the Bank shall permit the release from guarantee in writing only. Restructuring of the debt, by changing of subject of the obligations or change of the debtor, shall not release the Guarantors from the liabilities under this contract.

7. Should there be any money of the Guarantors, and/or money that the Guarantors are a joint owner with other person(s), in deposit accounts with the Bank, and/or money of the Guarantors and/or money that the Guarantors are a joint owner with other person(s) having in hand, in possession, retention, or within the authority of the Bank's executor, the Guarantors consent the Bank to deduct the whole amount of such money to perform the obligations and/or the Guarantors' liabilities under this contract at any time that the Bank deems appropriate, whether such debt or liability becomes due or not, and without having to notify the Guarantors in advance.

8. If the Guarantors are in breach of any clause herein, the Guarantors agree to compensate for all damages occurred to the Bank due to the Guarantors' breach of contract, including all expenses incurred from requesting, demanding, taking legal action, execution of the judgment, investigation of property, and enforcement for performance of obligations in full.

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The Guarantors  have read and understood this contract  entirely,  and hereunder sign their names (and affix seal, if any) in the presence of witnesses.



           - signed -        Guarantor                 - signed -      Guarantor
   (Mr. Viratana Suntaranond)                  (Mr. Vichai Raksriaksorn)


           - signed -        Witness                   - signed -      Witness
(Mrs. Nathaya Witayabusarakham)             (Ms. Kanitha Chongcharoenpanich)